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                                                                   EXHIBIT 99.03

                              CERIDIAN CORPORATION
                            PERSONAL INVESTMENT PLAN

                         SECOND DECLARATION OF AMENDMENT

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Personal Investment Plan (the "Plan"), the undersigned hereby amends the Plan in the manner set forth below.

1. To reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and Treasury Regulations. This amendment will be effective as of the first day of the first plan year beginning after December 31, 2001. This amendment will supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

         The Plan is amended so that a participant's elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions will become distributable following the participant's severance from employment. Such a distribution will be subject to the other provisions of the plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

2.       Section 6.6(a) of the Plan is amended to read as follows:

         (a) Each Participant or Beneficiary of a deceased Participant who is an Employee or is otherwise a "party in interest" within the meaning of ERISA, may borrow funds from his or her 401(k) Contribution Account (other than the 401(k) Contribution Offset Account) and Rollover Account by submitting to the Administrator a complete and accurate loan application, subject to the succeeding provisions of this section.

                  (i) The amount of the loan may not cause the aggregate amount of outstanding loans to the borrower from the Plan to exceed the lesser of:

                           (1)      $50,000, reduced by the excess (if any) of
                                    (A) the highest outstanding balance of all loans to the borrower from the Plan and all other qualified plans maintained by any Affiliated Organization during the 12-month period ending on the day before the date of the loan over (B) the outstanding balance of such loans on the date of the loan; and

                           (2) 50 percent of the aggregate balance of the borrower's 401(k) Contribution Account (other than the 401(k) Contribution Offset

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                                    Account) and Rollover Account as of the date
                                    on which the loan is made.

                  (ii) The maturity date for any loan may not exceed five years from the date of the note, unless the Administrator determines at the time the loan is made that the proceeds of the loan will be used to purchase a house, townhome, apartment, condominium or mobile home used, or intended to be used within a reasonable time after the loan is made, as the borrower's principal residence, in which case the maturity date may not exceed 10 years from the date of the note.

                  (iii) The promissory note evidencing a loan must provide for payments of the principal and interest in equal installments of such frequency, not less frequently than quarterly, in such minimum amounts and for such maximum period as Plan Rules prescribe.

3. Paragraph 2 of Exhibit A is amended to add the following sentence at the end:

         Effective May 1, 2002, no loans will be made with respect to, or based upon, a Participant's 401(k) Contribution Offset Account).


The amendments set forth at article 1 above is effective as of January 1, 2002. The amendments set forth at articles 2 and 3 above are effective as of May 1, 2002.


IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 1st day of May, 2002.

                                               CERIDIAN CORPORATION


Attest:  /s/ William E. McDonald               By  /s/ Shirley J. Hughes
         ---------------------------               --------------------------
            Deputy Secretary                          Senior Vice President